Exhibit 10.15

May 26, 2014

Ms. Kate Falberg

Re:	Board of Directors Offer Letter

Dear Kate:

On behalf of aTyr Pharma, Inc. (the “Company”), I am pleased to invite you to serve on the Company’s Board of Directors (the “Board”), with an effective start dale of June 1, 2014 (the “Start Date”). We believe that you will be able to make an important contribution to our efforts to bring meaningful medicines to patients in grave need.

Subject to your appointment to the Board and to Board approval, you will be granted a non-qualified option to purchase 100,000 shares of the Company’s common stock under the Company’s 2012 Stock Plan (as amended from time to time, the “Plan”) at an exercise price per share equal to the fair market value of one share of the Company’s common stock on the date of the grant (the “Option”) as determined by the Board. The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which you will be required to sign as a condition of receiving the Option. Subject to your acceptance of this offer and your continued service on the Board, the Option will vest in equal monthly installments over a thirty-six (36) month period from and after the Start Date; provided, that all then-unvested shares subject to the Option shall immediately vest and become exercisable immediately prior to. but contingent upon, the consummation of a Change in Control (as defined in the Plan). The Company shall (i) until otherwise determined by the Board, pay you (a) a fee of $20,000.00 per annum to serve as a member of the Board, with such amount to be paid in equal installments of $5,000.00 on a quarterly basis and (b) a fee of $25,000.00 per annum to serve as the Chairperson of the Audit Committee of the Board, with such amount to be paid in equal installments of $6,250.00 on a quarterly basis, (ii) provide you with the opportunity to become a party to the Company’s form of Indemnification Agreement for executive officers and directors, and (iii) reimburse reasonable out-of-pocket expenses incurred by you in connection with your service on the Board and related activities, following receipt of acceptable documentation of such expenses and in accordance with the Company’s policies.

As a member of the Board, the Company anticipates that you will attend Board meetings in person or by phone, which the Company anticipates will be held on a quarterly basis, as well as periodic update Board teleconferences, and will provide guidance on a periodic basis to the CEO and the leant on issues of strategic and operational importance. Your name and bio will also appear on our website and materials in the Board of Directors section. Your service as a member of the Board will be subject to fiduciary duties as provided for under applicable law. such as the duties of care and loyally (including an obligation to maintain the confidentiality of the Company’s proprietary and confidential information that will be provided to you in the course of your serving as a member of the Board, and by signing below, you acknowledge and agree to comply with such duties and obligations).

On behalf of all of the Company’s management and the other Directors, we are excited about you joining the Board and look forward to your input and guidance.

Sincerely,

/s/ John D. Mendlein, Ph.D.

John D. Mendlein, Ph.D. Executive Chairman and CEO

AGREED TO AND ACCEPTED:

/s/ Kate Falberg
(Signature)